Exhibit 99.1

Albany Molecular Research, Inc. Posts Strong Earnings and Double Digit Contract Revenue Growth in Third Quarter; Several Strategic Objectives Achieved

    ALBANY, N.Y.--(BUSINESS WIRE)--Nov. 3, 2005--Albany Molecular
Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter and nine-month period ending September 30, 2005.

    Financial highlights from the third quarter include:

    -- Diluted EPS of $0.13, exceeding the company's estimate of $0.09 to $0.12.

    -- Total contract revenue of $31.6 million, within the company's estimated range of $29 to $32 million.

    -- A 24% year-over-year quarterly increase in large scale manufacturing revenue. Year to date, large scale manufacturing revenue is up 35% over comparable 2004 levels.

    -- A $4.4 million year-over-year quarterly increase in revenue from manufacturing of clinical trial materials, which now represents 31% of large scale manufacturing revenue.

    Third Quarter Results

    Total contract revenue for the third quarter of 2005 was $31.6 million, an increase of 10% compared to total contract revenue of $28.7 million during the third quarter of 2004. Total contract revenue encompasses revenue from AMRI's large scale manufacturing, development and small scale manufacturing, and discovery services.
    Contract revenue for large scale manufacturing in the third quarter of 2005 was $18.6 million, an increase of 24% compared to $15.0 million in 2004. Contract revenue for large scale manufacturing in the third quarter of 2005 was adversely impacted by $4.3 million as a result of a request for accelerated delivery of one product for 2005 to GE Healthcare. As previously disclosed, the accelerated delivery of this product resulted in a shift of all contract revenue for this product to the first half of the year. When revenue for this product is leveled across the full year, large scale manufacturing contract revenue in the third quarter of 2005 would have increased by 35% over the same period in 2004. Contract revenue from development and small scale manufacturing services in the third quarter of 2005 was $6.7 million, the same as in the third quarter of 2004. Contract revenue for discovery services in the third quarter of 2005 was $6.2 million, a decrease of 11% from $7.0 million in 2004.
    Total revenue for the third quarter of 2005 was $44.3 million, an increase of 9% compared to total revenue of $40.6 million in the third quarter of 2004.
    Recurring royalties from Allegra(R) in the third quarter of 2005 were $12.8 million, a 7% increase from $11.9 million in the third quarter of 2004. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra(R).
    Net income in the third quarter of 2005 was $4.4 million, or $0.13 per diluted share, compared to net income of $2.9 million, or $0.09 per diluted share, in the third quarter of 2004. Excluding impairment, warrant issuance and restructuring charges, net income in the third quarter of 2004 on a non-GAAP basis was $3.6 million, or $0.11 per diluted share (see table 1 for a reconciliation of net income and earnings per share for 2004 reporting periods).

    Year-to-Date

    Total contract revenue for the first nine months of 2005 increased 19% to $104.1 million, compared to total contract revenue of $87.6 million for the comparable period in 2004.
    Contract revenue for large scale manufacturing in the nine-month period ending September 30, 2005 was $64.3 million, an increase of 35% compared to $47.5 million in the comparable period in 2004. Contract revenue for large scale manufacturing services in the nine-month period ending September 30, 2005 was impacted by $4.1 million as a result of GE Healthcare's request for accelerated delivery of one product, which resulted in a shift of all contract revenue for this product for the full year 2005 to the first half of the year. After leveling revenue for the impact of the accelerated delivery schedule of this product, large scale manufacturing revenue in the first nine months of 2005 increased by 19% over the same period in 2004. Contract revenue from development and small scale manufacturing services for the nine-month period was $20.5 million, an increase of 21% from $16.9 million in 2004. Contract revenue for discovery services through September 30, 2005 was $19.4 million, a decrease of 17% from $23.3 million in 2004.
    Total revenue for the nine-month period ending September 30, 2005 was $144.8 million, an increase of 17% compared to total revenue of $123.4 million during the same period in 2004.
    Recurring royalty revenue for the first nine months of 2005 increased by 14% to $40.7 million, compared to $35.8 million in 2004.
    Net income for the first nine months of 2005 was $17.3 million, or $0.53 per diluted share, compared to a net loss of $15.1 million, or ($0.48) per diluted share, for the nine-month period ending September 30, 2004. Excluding impairment, warrant issuance and restructuring charges, net income for the first nine-months of 2004 on a non-GAAP basis was $14.3 million, or $0.45 per diluted share (see table 1 for a reconciliation of net income and earnings per share for 2004 reporting periods).
    AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. said, "AMRI delivered its third consecutive quarter of year-over-year growth, including double digit growth in our chemistry services business. The ten percent increase in contract revenue for the quarter was driven by a strong performance at our large scale manufacturing division, particularly in clinical trial materials manufacturing projects related to new customer business. In our development and small scale manufacturing business, despite flat revenue in the third quarter resulting from the timing of certain shipments to customers, demand remains strong and we currently expect the year-to-date upward trend in revenue to continue into the fourth quarter. We are also experiencing increasing demand in discovery services and expect greater spending by our customers for discovery services over the next 12 to 15 months. Our new Singapore facility, for example, is booked to capacity in the fourth quarter."
    D'Ambra continued, "We are excited about the recently announced licensing agreement with Bristol-Myers Squibb for a broad series of potential CNS compounds developed through AMRI's proprietary R&D efforts. The agreement illustrates the value that AMRI's proprietary research is creating, and provides significant near term revenue as well as long term upside potential."
    "Regarding prospects for the Allegra royalty stream, we note that the launch of generic Allegra at risk by Barr and Teva had minimal impact on our third quarter results. While we currently expect to see erosion of royalty revenue from this product as a result of competition from generics, we reiterate that the company intends to continue to vigorously defend its intellectual property. Moreover, we believe the royalties we earn on Allegra sales outside the U.S. will not be significantly impacted by generics, and within the U.S., AMRI will continue to receive royalties on sales of generics offered by Sanofi-Aventis. Since the beginning of the year, AMRI's cash and investments, net of outstanding debt balances, have increased by over $13 million, even as we have continued to invest in growing our business and executing a strategy of increasing contract revenues and leveraging R&D investments for long term upside. I continue to be optimistic about AMRI's future prospects, and look forward to the coming months as we continue to make good progress," he added.

    Liquidity and Capital Resources

    At September 30, 2005, AMRI had cash, cash equivalents and investments of $117.9 million, compared to $143.3 million at June 30, 2005. The net decrease of $25.4 million in cash, cash equivalents and investments in the third quarter of 2005 was due primarily to the pay down of continuing balances on the company's credit facility in the amount of $26.6 million and purchases of property plant and equipment of $5.4 million, partially offset by $6.5 million in cash generated from operations. Total debt at September 30, 2005 was $24.1 million, compared to $50.8 million at June 30, 2005. Cash and investments, net of debt, was $93.7 million at September 30, 2005, compared to $80.6 million at December 31, 2004. Total common shares outstanding, net of treasury shares, at September 30, 2005 were 32,358,834.

    Contract Revenue Guidance

    AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the fourth quarter and full year 2005. "In the fourth quarter, we expect contract revenue to range from $28 million to $31 million, a decrease of 9% to 17% from 2004 levels," he said. Mr. Frost noted that the expected decrease in contract revenue results from GE Healthcare's accelerated delivery schedule for one of its products during 2005, which was completed in the first six months of this year. In the fourth quarter of 2004, revenue from this product was $7.7 million. When revenue for this product is leveled across the full years 2004 and 2005, contract revenue in the fourth quarter of 2005 would be expected to increase by 6% to 16% over the same period in 2004.
    "For the full year 2005, we are increasing and tightening our projections for total contract revenue from a range of $128 million to $132 million to a range of $132 million to $135 million, which represents a 9% to 11% increase from full year 2004 levels," he said. "The increase results from stronger demand for clinical trial materials at our large scale manufacturing facility, as well as the recently announced licensing agreement with Bristol-Myers Squibb, which includes a contract research component."
    Mr. Frost noted, "In the absence of guidance from Sanofi-Aventis and due to the uncertainty related to competition from generics and the ongoing litigation surrounding this product, we are suspending the practice of providing estimates on worldwide sales of Allegra and therefore diluted earnings per share. Similarly, we are withdrawing our prior Allegra royalty and diluted earnings per share guidance for periods ending after September 30, 2005. Should Sanofi-Aventis provide Allegra guidance going forward, we will revisit this practice."

    Recent Highlights

    Recent noteworthy announcements or milestones at AMRI include the following:

    -- Announced a licensing agreement with Bristol-Myers Squibb Company (NYSE: BMY) for a broad series of compounds that encompass novel biogenic amine reuptake inhibitors from AMRI's proprietary research program. Under the agreement, AMRI has received an $8 million upfront payment, and will receive approximately $10 million in research funding over three years, as well as significant milestone and royalty opportunities for multiple potential products. AMRI is eligible to receive up to $66 million per compound in development and regulatory milestone payments for the first two compounds, and additional milestone payments of up to $22 million per compound on subsequent compounds. In addition, Bristol-Myers Squibb will pay AMRI royalties on worldwide sales of commercialized compounds.

    --  Renewed a manufacturing agreement with GE Healthcare (NYSE:
        GE). AMRI will continue to supply a raw material for use in GE Healthcare's diagnostic imaging agents. The original agreement, signed in 1999 and set to expire in 2007, was extended to December 2010. Additionally, the renewal calls for AMRI to manufacture increased quantities of the raw material. The work will be conducted at Organichem Corporation, AMRI's large scale manufacturing subsidiary.

    -- Opened a new facility this month in Singapore Science Park III, near the Biopolis, a major biomedical research hub in Singapore. AMRI's new facility is capable of accommodating over 50 scientists. Contract work on discovery services projects began earlier this year in temporary facilities on Jurong Island.

    -- Opened the company's first laboratory in India in the ICICI Knowledge Park and began work on customer projects and custom synthesis. A second laboratory is currently under construction and expected to be operational by early next year. These two laboratories are anticipated to accommodate 25 to 30 scientists.

    -- The addition of three new members--Michael P. Williams as director of contracts, licensing and legal affairs; Mary M. Cullinan as manager of financial planning and analysis; and P. Curtis Schenck as manager of investor relations--to AMRI's management team.

    -- Donated $57,650 from AMRI and its employees to the American Red Cross for the purpose of assisting Hurricane Katrina relief efforts. The contribution stems from AMRI's matching donation program.

    -- Included in the Deloitte New York Region "Technology Fast 50," which recognizes the fifty fastest growing technology companies based on percentage revenue growth over five years.

    Third Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on November 3, 2005 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 866-578-5788 (for domestic calls) or 617-213-8057 (for international calls) at 9:45 a.m. and reference the AMRI Third Quarter 2005 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on November 3, 2005. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 35581694. In addition, replays of the call will be available for twelve months on the company's website at www.albmolecular.com/investor/investcc.html

    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of contract revenue for the fourth quarter of 2005 and for the full year 2005, statements made by the company's chief executive officer and chief financial officer, statements regarding the company's small scale manufacturing business, discovery services, the company's clinical trial materials business, the manufacturing of specialty generic pharmaceutical products, the company's Singapore facility and Indian operations, the license agreement with Bristol-Myers Squibb Company, the strength of the company's business, AMRI's Allegra-related royalties and management's initiatives to sustain the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company's collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005, and the company's other SEC filings. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


Reconciliation of 2004 Net Income and Earnings per Share/Table 1
(Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses which management believes are outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. In addition, our non-GAAP measures may not be comparable to similar measures reported by other companies.

(Dollars in thousands, except for per share data)



                                          Nine Months     Three Months
                                             Ended            Ended
                                           Sept. 30,        Sept. 30,
                                             2004             2004
                                         ------------     ------------
Net (loss) income, as reported             $(15,122)         $2,890
  Asset impairment charges                  $26,054             --
  BMS warrant issuance expense               $2,108             --
  Mount Prospect restructuring charges       $1,303            $680
                                             ------            ----
Net income, as adjusted                     $14,343          $3,570
                                            =======          ======





                                          Nine Months     Three Months
                                             Ended            Ended
                                           Sept. 30,        Sept. 30,
                                             2004             2004
                                         ------------     ------------
(Loss) earnings per diluted share,
 as reported                                 $(0.48)          $0.09
   Asset impairment charges                   $0.81             --
   BMS warrant issuance expense               $0.07             --
   Mount Prospect restructuring charges       $0.05           $0.02
                                              -----           -----
Earnings per diluted share, as adjusted       $0.45           $0.11
                                              =====           =====





                    Albany Molecular Research, Inc.
            Condensed Consolidated Statements of Operations
                              (unaudited)

(Dollars in thousands, except for per share data)


                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Contract revenue                $31,550   $28,703  $104,124  $ 87,635
Recurring royalties              12,779    11,917    40,679    35,787
                               --------- --------- --------- ---------
  Total revenue                  44,329    40,620   144,803   123,422
                               --------- --------- --------- ---------

Cost of contract revenue         26,137    23,275    84,600    69,990
Write-down of library
 inventories                          -         -         -     5,974
                               --------- --------- --------- ---------
  Total cost of contract
   revenue                       26,137    23,275    84,600    75,964

Technology incentive award        1,277     1,193     4,072     3,578
Research and development          4,070     5,186    11,039    18,434
Selling, general and
 administrative                   6,331     6,439    19,177    16,171
Property and equipment
 impairment                           -         -         -     4,728
Goodwill impairment                   -         -         -    14,494
Intangible asset impairment           -         -         -     3,541
Restructuring charge                  -       230         -       656
                               --------- --------- --------- ---------
  Total costs and expenses       37,815    36,323   118,888   137,566
                               --------- --------- --------- ---------

Income (loss) from operations     6,514     4,297    25,915   (14,144)

Equity in loss of
 unconsolidated affiliates            -         -         -       (65)
Interest (expense) income, net      561       (23)    1,081       279
Other (expense) income, net        (137)        -       (67)        9
                               --------- --------- --------- ---------

Income (loss) before income
 tax expense                      6,938     4,274    26,929   (13,921)

Income tax expense                2,565     1,384     9,666     1,201
                               --------- --------- --------- ---------

Net income (loss)               $ 4,373   $ 2,890   $17,263  $(15,122)
                               ========= ========= ========= =========

Basic earnings (loss) per
 share                          $  0.14   $  0.09  $   0.54  $  (0.48)
                               ========= ========= ========= =========

Diluted earnings (loss) per
 share                          $  0.13   $  0.09  $   0.53  $  (0.48)
                               ========= ========= ========= =========



                    Albany Molecular Research, Inc.
                 Condensed Consolidated Balance Sheets
                              (unaudited)

(Dollars and share amounts in thousands)

                                          September 30,   December 31,
                                              2005            2004
                                          ------------   ------------
                     Assets
Current assets:
  Cash and cash equivalents                 $ 17,634       $ 41,171
  Investment securities,
   available-for-sale                        100,221         92,578
  Accounts receivable, net                    20,651         14,263
  Royalty income receivable                   12,783         12,178
  Inventories                                 35,396         32,415
  Prepaid expenses and other
   current assets                              4,031          3,914
  Property and equipment held for sale         5,627          5,627
                                            ---------      ---------
   Total current assets                      196,343        202,146
                                            ---------      ---------

Property, plant and equipment, net           147,240        145,753

Other assets:
  Goodwill                                    25,747         25,747
  Intangible assets and patents, net           1,347          1,201
  Equity investments in unconsolidated
   affiliates                                    956            956
  Other assets                                 1,176          1,089
                                            ---------      ---------
   Total other assets                         29,226         28,993
                                            ---------      ---------

Total assets                                $372,809       $376,892
                                            =========      =========
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses     $ 13,055       $ 14,289
  Deferred revenue                             4,861          2,089
  Accrued pension benefits                       631            631
  Income taxes payable                         3,895            846
  Current installments of long-term
   debt and capital leases                     4,536          4,526
                                            ---------      ---------
   Total current liabilities                  26,978         22,381

Long-term liabilities:
  Long-term debt and capital leases,
   excluding current installments             19,595         48,603
  Deferred income taxes                        8,936          6,997
  Pension and postretirement benefits          2,521          3,139
  Other long term  liabilities                   242            296
                                            ---------      ---------
Total liabilities                             58,272         81,416
                                            ---------      ---------

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.01 par value,
   50,000 shares authorized, 34,436
   shares issued at September 30,
   2005, and 33,942 shares issued
   at December 31, 2004                          344            340
  Additional paid-in capital                 193,239        189,608
  Unearned compensation -- restricted
   stock                                      (1,798)            --
  Accumulated other comprehensive loss          (156)          (117)
Retained earnings                            160,079        142,816
                                            ---------      ---------
                                             351,708        332,647
Less, treasury shares at cost,
   2,077 shares                              (37,171)       (37,171)
                                            ---------      ---------
     Total stockholders' equity              314,537        295,476
                                            ---------      ---------
Total liabilities and stockholders'
   equity                                   $372,809       $376,892
                                            =========      =========

    CONTACT: Albany Molecular Research, Inc.
             Media:
             David Albert, 518-464-0279, ext. 2229
             or
             Investor:
             P. Curtis Schenck, 518-464-0279, ext. 2933